As filed with the Securities and Exchange Commission on August 9, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933
Jones Lang LaSalle Incorporated
(Exact name of registrant as specified in its charter)

Maryland	36-4150422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Jones Lang LaSalle Incorporated Amended and Restated 2019 Stock Award and Incentive Plan
(Full title of the plan)

Alan K. Tse
Global Chief Legal Officer and Corporate Secretary
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
(312) 782-5800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	550,000 shares	$223.00	$122,650,000.00	$13,381.11

(1)	Represents 550,000 of our Common Stock of Jones Lang LaSalle issuable under the Jones Lang LaSalle Incorporated Amended and Restated 2019 Stock Award and Incentive Plan (the “2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of our Common Stock of which become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, that results in an increase in the number of outstanding shares of our Common Stock.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $228.40 (high) and $217.60 (low) sale price of our Common Stock as reported on the NYSE on August 3, 2021.

Part I
Information Required in the Section 10(a) Prospectus
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8.
The documents containing information specified in this Part I will be sent or given to participants in the 2019 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
Information Required in Registration Statement

Item 3.	Incorporation of Documents by Reference
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:
(a)Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 18, 2021;
(b)The quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 6, 2021, and for the fiscal quarter ended June 30, 2021, filed with the Commission on August 4, 2021.
(c)The current reports on Form 8-K, filed with the Commission on March 4, 2021, April 16, 2021, May 5, 2021, June 1, 2021, June 4, 2021, and August 4, 2021.
(d)The description of our Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description.
(e)All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.
Any information that we later file with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
The following is a description of the general effect of the Maryland General Corporation Law (the “MGCL”), our Articles of Restatement, filed with the State Department of Assessments and Taxation of Maryland on June 24, 2014 (the “Charter”), our Third Amended and Restated Bylaws, effective as of March 2, 2018 (the “Bylaws”), and certain contracts under which our directors or officers may be insured or indemnified against liability that such directors or officers may incur in such capacity.
Our Charter and the Bylaws provide that we shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law, provided that we will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors. Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and the Charter permit us to indemnify its employees and agents to the same extent as our directors and officers and to such further extent as is consistent with law.
We maintain directors’ and officers’ liability insurance and has also previously entered into indemnification agreements with certain of its directors and officers under which we agree to indemnify such persons against expenses and losses incurred for claims brought against them by reason of being our director or officer. The indemnification agreements indemnify and provide for the advancement of expenses to our directors and officers to the fullest extent permitted by the MGCL.
The foregoing statements are subject to the detailed provisions of the MGCL, the Charter and the Bylaws.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
Exhibit Number	Description of Exhibit

4.1	Articles of Restatement of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-13145).

4.2	Third Amended and Restated Bylaws of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8‑K dated March 8, 2018 (File No. 001-13145).

4.3	Jones Lang LaSalle Incorporated Amended and Restated 2019 Stock Award and Incentive Plan (as approved by the Shareholders of Jones Lang LaSalle Incorporated on May 27, 2021 and incorporated by reference to ANNEX C to the Proxy Statement included in Schedule 14A filed on April 16, 2021 (File No. 001-13145)).

4.4	Form of certificate representing shares of Jones Lang LaSalle Incorporated Common Stock, incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 001-13145).

4.5	Form of Jones Lang LaSalle Incorporated Performance Stock Unit Agreement used for certain Employees' Incentive Grants under the 2019 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-13145).

4.6	Form of Jones Lang LaSalle Incorporated Performance Stock Unit Agreement used for certain Employees' Incentive Grants under the 2019 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-13145).

5.1*	Opinion of McDermott Will & Emery LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*Filed herewith.

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 9th day of August, 2021.

JONES LANG LASALLE INCORPORATED

By: /s/ Karen Brennan
Name: Karen Brennan
Title: Chief Financial Officer

POWER OF ATTORNEY
Know all men by these present, each person whose signature appears below hereby appoints each of Christian Ulbrich, President and Chief Executive Officer, Karen Brennan, Chief Financial Officer, and Alan K. Tse, Global Chief Legal Officer and Corporate Secretary, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Ulbrich	President and Chief Executive Officer and Director	August 9, 2021
Christian Ulbrich	(Principal Executive Officer)

/s/Karen Brennan	Chief Financial Officer	August 9, 2021
Karen Brennan	(Principal Financial Officer)

/s/Louis F. Bowers	Global Controller and Principal Accounting Officer	August 9, 2021
Louis F. Bowers	(Principal Accounting Officer)

/s/Siddharth N. Mehta	Chairman of the Board of Directors and Director	August 9, 2021
Siddharth N. Mehta

/s/Hugo Bagué	Director	August 9, 2021
Hugo Bagué

/s/Matthew Carter, Jr.	Director	August 9, 2021
Matthew Carter, Jr.

/s/Samuel A. Di Piazza, Jr.	Director	August 9, 2021
Samuel A. Di Piazza, Jr.

/s/Tina Ju	Director	August 9, 2021
Tina Ju

/s/Bridget Macaskill	Director	August 9, 2021
Bridget Macaskill

/s/Deborah H. McAneny	Director	August 9, 2021
Deborah H. McAneny

/s/Jeetendra I. Patel	Director	August 9, 2021
Jeetendra I. Patel

/s/Sheila A. Penrose	Director	August 9, 2021
Sheila A. Penrose

/s/Ann Marie Petach	Director	August 9, 2021
Ann Marie Petach